American Lorain Corp	CCG Investor Relations
Mr. Gang Liu, Director of IR	Mr. Crocker Coulson, President
Phone: +86 586-386-2276	Phone: 646-213-1915 (New York)
Email: liugangqd@yahoo.com	Email: crocker.coulson@ccgir.com
www.loraingroup.com

Ms. Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: linda.salo@ccgir.com

www.ccgirasia.com

American Lorain Reaffirms 2008 Net Income Guidance

JUNAN COUNTY, Shandong, China, November 10, 2008 -- American Lorain Corporation (OTC Bulletin Board: ALRC) (''American Lorain'' or the ''Company''), an international processed foods company based in Shandong, People’s Republic of China (PRC), today announced that the Company continues to expect net income for fiscal year 2008 to be in the range of $13.0 million to $15.0 million. This represents an increase of between 33.4% and 53.9% over 2007 net income of $9.7 million.

"Our strong third quarter provides us confidence that we are on track of meeting our net income guidance for the full year 2008. Our fourth quarter is typically our seasonally strongest sales quarter, in particular for our high margin chestnut products," said Mr. Chen, Chief Executive Officer of American Lorain. "The demand outlook for our products remains robust and we continue to strengthen our sales and marketing network domestically and overseas."

About American Lorain Corp.

American Lorain Corporation ("American Lorain" or the "Company") is a Delaware corporation that develops, manufactures and sells various food products. The Company’s products include chestnut products; convenience foods (including lightly processed foods such as cut fruit and premixed salads, ready-to-cook meals, and ready-to-eat meals); and frozen foods, canned foods and bulk foods. The Company currently sells over 192 products to 19 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries located in China. For more information about American Lorain, please visit our website at www.loraingroup.com.

Forward-Looking Statements

Statements contained herein that relate to the Company’s future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements". Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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